[LOGO]
K E N M A R

---------------------
Allocation of
Assets to Advisors

       DEC 1   NOV 1
       -----   -----
       1998    1998
       -----   -----

Dreiss
         19%   20%
Hirst
         23%   22%
Hyman Beck
         24%   24%
Sunrise
         22%   22%
Willowbridge
         12%   12%
---------------------


KENMAR GLOBAL TRUST
NOVEMBER 1998 SUMMARY

December 14, 1998


Kenmar Global Trust (KGT) was down -4.96% for the month of November. As of November 30, 1998, the net asset value per unit was $110.15, up +10.04% year to date.

Trading activity in November was characterized by choppy, trendless markets in the currencies and interest rate sectors causing several of our traders to suffer losses. While the major setbacks came in currencies and U.S. bonds, there were also minor losses in the metals and tropicals. These losses were partially offset by profits in energies and grains.

We continue to see deflationary pressures around the world and believe that this will create trading opportunities in the futures markets going forward. In addition, the transition to the Euro at the end of December may also provide further opportunity as Europe attempts to assimilate a new currency into its financial and commercial arenas.

To the best of my knowledge and belief, the above information is accurate and complete.

Sincerely,

[SIGNATURE]

Robert L. Cruikshank
Executive Vice President
Kenmar Advisory Corp., as Managing Owner
Kenmar Global Trust




       Past performance is not necessarily indicative of future results.
               Performance shown is net of all fees and expenses.

           Two American Lane o PO Box 5150 o Greenwich, CT o 06831.8150
                       Tel 203.861.1000 o Fax 203.861.1095

                              KENMAR GLOBAL TRUST
                          Unaudited Account Statement
                     For the Month Ending November 30, 1998





                            STATEMENT OF INCOME(LOSS)


Trading Income (Loss)
Realized Trading Gain/(Loss)                                      $  210,152.12
Change in Unrealized Gain/(Loss)                                   1,123,248.98
Gain/(Loss) on Other Investments                                           0.00
Brokerage Commission                                                (199,700.51)
                                                                  -------------
Total Trading Income                                             ($1,112,797.37)


Expenses                                                          $        0.00
Audit Fees                                                             9,077.30
Administrative and Legal Fees                                              0.00
Management Fees                                                       81,875.31
Incentive Fees                                                       (60,189.74)
Other Expenses                                                    -------------
                                                                  $   30,762.87
Total Expenses

Interest Income                                                   $   62,434.07

Net Income (Loss) for the Period                                 ($1,081,126.17)
                                                                  =============


                  STATEMENT OF CHANGES IN NET ASSET VALUE (NAV)

                                           Total Fund

Beginning of Month                       $21,786,533.49
Addition                                   2,156,500.00
Withdrawal                                  (376,558.63)
Net Income/(Loss)                         (1,081,126.17)
                                         --------------
Month End                                $22,485,348.69

Month End NAV Per Unit                          $110.15

Monthly Rate of Return                            -4.96%
Year to Date Rate of Return                       10.04%


         To the best of our knowledge and belief, the information above is accurate and complete:
Kenneth A. Shewer, Chairman                           Marc S. Goodman, President
                    KENMAR ADVISORY CORP., Managing Owner of
                              Kenmar Global Trust